Exhibit 21.1

Subsidiaries of the Registrant

Foundry Networks, LLC (a US company)

McData Corporation (a US company)

Brocade Switzerland Holdings GmbH (a Swiss company)

Brocade Technology GmbH (a Swiss company)

Brocade Communications Luxembourg SarL (a Luxembourg company)

Brocade Communications Luxembourg Holdings II SCS (a Luxembourg partnership treated as a US corporation for income tax purpose)

Brocade Communications Luxembourg Holdings SarL (a Luxembourg company)

Brocade has an additional 40 international subsidiaries and 3 domestic subsidiaries, which have been omitted pursuant to Item 601(b)(21)(ii) of Regulation S-K.